SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  January 2,2001



                     McMoRan Exploration Co.

      Delaware              001-07791              72-1424200
   (State or other        (Commission            (IRS Employer
   jurisdiction of        File Number)           Identification
   incorporation or                                  Number)
    organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000



Item 5.   Other Events and Regulation FD Disclosure.

McMoRan Exploration Co. announces the following exploration and operations update:

Gas Discovery at Eugene Island 193 #3 (North Tern-deep) - exploration well. The Eugene Island Block 193 #3 exploratory well (North Tern-deep prospect) has discovered 230 feet of net gas pay in two sands, the first between 16,460 and 16,613 feet
and the second between 16,790 and 16,952 feet.   McMoRan
anticipates the well can be completed and put on production
during the second quarter of 2001 utilizing the Eugene Island 193-A platform acquired in 2000. Although the #3 well has not been flow tested, because of the thickness and porosity of the sands, McMoRan believes the well could produce at an initial flow rate of approximately 50 million cubic feet of natural gas per day (mmcf/d). McMoRan has a 53.4 percent working interest and a 42.9
percent net revenue interest.   McMoRan controls 10,000 acres in
the area in approximately 90 feet of water, approximately 50 miles offshore Louisiana.

Main Pass 86/97 (Shiner) - second discovery well and development
plan.   McMoRan's Main Pass Block 86 #2 well (Shiner prospect)
has discovered 20 gross feet of hydrocarbon pay between depths of 2,668 and 2,688 feet. The #2 well, which targeted a separate objective approximately one mile northwest from the #1 well,
reached a total depth of 3,000 feet.   McMoRan subsequently
drilled a sidetrack to the #2 well at a 73-degree angle that exposes 71 feet of the productive zone to the sidetrack, providing for a greatly enhanced flow from the well. While this sand is relatively thin, it is an isolated reservoir with no water level contact; it is at a shallow depth (2,668 feet) and the 3-D seismic bright spot outline appears to cover a significant area. Consequently, McMoRan anticipates that a total of three wells could be completed in the bright spot-outlined zones above 3,000 feet that are now determined to be productive. McMoRan estimates these three wells could be completed for approximately $15 million in total, because of the shallow 70-foot water depth and the shallow 2,668-foot well depth. Based upon further evaluation, the Main Pass 86 #1 well has 108 feet of gross pay at a depth of 9,888. The #1 well was previously
reported to have 80 feet of gross pay.   Although the two
discovery wells have not been flow tested, McMoRan believes the aggregate initial flow from the two wells could exceed 25 mmcf/d. The discovery sands at 2,668 feet and 9,888 feet were associated with geophysical bright spots and McMoRan and its partners in the prospect are planning to drill additional wells in 2001 to test additional bright spot objectives between 2,500 and 10,000 feet in the Main Pass 86/97 area. Development plans for the Shiner prospect are currently underway and production from the two discovery wells is expected during the second quarter of 2001.

       McMoRan has a 71.3 percent working interest and a 51.3 percent net revenue interest in the two wells that have been
drilled.   Ocean Energy Inc. operates the Main Pass 86/97
property with a 25 percent working interest. The Main Pass 86/97 discoveries are located approximately 45 miles offshore Louisiana in 70 feet of water where McMoRan controls approximately 10,000 acres. Additional wells will be needed to evaluate the full potential of the discovery.

Eugene Island 193 #B-2 (Tern) well re-entry.    McMoRan has re-
entered the existing Eugene Island Block 193 #B-2 (Tern) well and identified additional hydrocarbons in a sand that will be produced through a new completion at approximately 12,000 feet. McMoRan is currently testing the well to determine an estimated flow rate. A cased-hole log indicated this sand and three additional reservoirs between 11,500 and 12,000 feet that have
not been previously produced.   McMoRan is re-entering the #B-1
well to recomplete an oil producing zone and test two additional sands indicated to be productive by cased-hole log analysis. The B-1 and B-2 wells are on the Eugene Island 193-B platform acquired in 2000 and can be immediately placed on production. McMoRan owns a 53.4 percent working interest and a 42.9 percent net revenue interest in Eugene Island 193.

West Cameron 616 and Vermilion 160 workovers.   McMoRan's
scheduled workover at West Cameron Block 616 has been completed and the property is now flowing at approximately 8 mmcf/d. McMoRan owns a 100 percent working interest and a 74.7 percent
net revenue interest in West Cameron 616.   McMoRan will
recomplete a well at Vermilion Block 160 early in the first quarter of 2001, which is expected to add to this field's production rates. McMoRan owns a 73.0 percent working interest and a 58.4 percent net revenue interest in Vermilion 160.

Vermilion 195/196/207 (Lombardi), Ship Shoal Block 296 (Raptor) and Eugene Island 97 (Thunderbolt-shallow) - development plans. As previously reported, McMoRan plans to install platforms and production facilities on both the Lombardi and Raptor discoveries and expects both fields to be on production by mid-2001.
McMoRan and its partners plan to develop the Thunderbolt-shallow discovery with first production expected in the second quarter of 2001. Although the three discoveries have not been flow tested, McMoRan believes that collectively the three could initially flow in excess of 38 mmcf/d to McMoRan's net revenue interest.
McMoRan holds a 34.2 percent net revenue interest in Vermilion 195/196/207, a 43.5 percent net revenue interest in Ship Shoal 296 and a 27.4 percent net revenue interest in Eugene Island 97.

McMoRan estimates net production to reach 100 mmcf/d in second
quarter of 2001.   While there can be no assurance that the oil
and gas discoveries referred to above will achieve the initial flow rates discussed and while sustained flow rates will be dependent on reservoir performance, these new discoveries along with McMoRan's existing operations and workovers are anticipated to reach a combined flow rate, net to McMoRan's interest, of approximately 100 mmcf/d during the second quarter of 2001.

West Delta 12 (Intruder/N. Prowler) - exploration well.   The
West Delta Block 12 (Intruder/N. Prowler prospect) exploration well has been drilled to approximately 18,800 feet and logged additional sands between 17,700 and 18,550 feet that have resistivity which could possibly indicate that the sands are hydrocarbon bearing. Additional resistive sands have been identified, some of which have been previously announced, between
16,000 and 17,400 feet.   McMoRan is completing the well in order
to flow test the resistive zones.   McMoRan has a 47.5 percent
working interest and a 32.1 percent net revenue interest in the prospect. The West Delta 12 exploration well is located in state waters offshore Louisiana where McMoRan controls approximately 2,800 acres, with a water depth of approximately 17 feet.

Garden Banks 272 (Crete) - exploration well. On November 30, 2000, McMoRan commenced drilling of the Garden Banks Block 272 (Crete prospect) # 1 exploratory well. The well is currently at approximately 8,800 feet with a planned total depth of 22,850
feet.   The well is located in 560 feet of water approximately
135 miles offshore Texas. McMoRan controls 17,280 acres in the immediate area of the prospect including two blocks directly north and south of Block 272. McMoRan, the operator, currently owns a 71.3 percent working interest and a 51.3 percent net revenue interest in the Crete prospect.

Louisiana State Lease 340 (Mound Point) - exploration well. McMoRan began drilling the Louisiana SL 340 #1 well (Mound Point prospect) on October 22, 2000, under a turnkey drilling contract with a planned total depth of approximately 18,500 feet. The well was sidetracked after encountering mechanical difficulties
and has reached a depth of approximately 10,800 feet.   McMoRan
has a 29.6 percent working interest and a 22.3 percent net revenue interest in the well. McMoRan controls approximately 35,000 acres the LA SL 340 area with an average water depth less than 10 feet.

Sale of High Island A-520 - $1 million.   McMoRan has agreed to
sell its mineral lease rights in the southern half of High Island
Block A-520 for $1 million. The sale is expected to be completed in first quarter of 2001.

Sulphur Business asset sales.    During the fourth quarter,
McMoRan sold its remaining Culberson sulphur mine assets for approximately $3.5 million. The assets sold include the Culberson mine's power plant, mine site and surrounding real estate. The sales proceeds will be used to reduce McMoRan's indebtedness and are expected to result in a gain of $3.2 million in the fourth quarter of 2000. During November 2000, McMoRan sold its Grand Isle base facility previously used for offshore logistical support of its sulphur operations for $1.2 million. The sale proceeds, which will be used to reduce indebtedness, will result in a gain of approximately $1.2 million in the fourth quarter of 2000. McMoRan continues to be engaged in the process of selling its sulphur marketing and transportation business.

Other Fourth Quarter Items.   As previously reported, McMoRan's
fourth quarter 2000 results will include gains of $23.3 million associated with proceeds from the Brazos A-19 insurance claim (approximately $21 million of which has been received) and $5 million associated with proceeds to be received related to a claim (total claim: $8.9 million) for the 1991 sale of a sulphur
distillation plant to Iraq.   McMoRan has revised its estimates
of future abandonment costs associated with it non-operating sulphur properties and expects to record a fourth-quarter charge of approximately $8 million to reflect the increase in its estimates.

     Since acquiring 660,000 acres of exploration acreage from Shell and Texaco earlier this year, McMoRan has raised over $230 million from its public offering of common stock, the Halliburton-guaranteed bank credit facility, sale of oil and gas property interests and previously reported exploration alliances. In addition, McMoRan anticipates receiving in excess of $80 million in potential near-term proceeds associated with its sulphur business (including the expected sale of its sulphur transportation and marketing assets) and, separately, has signed a letter of intent for an alternative use of its Main Pass
sulphur facility which would generate cash flow which would serve to offset and defer a significant portion of the long-term abandonment obligations associated with the facility. Although there can be no assurance as to the timing or the completion of these transactions, McMoRan anticipates these transactions could be completed in the next few months. The $230 million reflected above, the anticipated near-term sulphur business transactions and the cash flows from McMoRan's oil and gas production activities provide the Company with a solid capital base to fund its aggressive oil and gas exploration and development
activities.   As of December 31, 2000, McMoRan had $48.9 million
in cash and two credit facilities, a $64.5 million sulphur bank credit facility of which $46.0 million is drawn and the Halliburton-guaranteed $50 million oil and gas bank credit facility which is currently undrawn and available.

     McMoRan continues to identify prospects to be drilled on its exploratory lease acreage position, including the acreage acquired from Shell and Texaco. To date, McMoRan has drilled and evaluated 9 prospects on this acreage, of which 5 have indicated discoveries. Three additional prospects are currently drilling. The 5 discoveries are all on the shelf of the Gulf of Mexico, 4 in less than 120 feet of water, and all 5 discoveries can be brought on production readily because of the relatively shallow water depths and the immediate availability of production platform facilities.

Cautionary Statements: This Current Report on Form 8-K contains forward-looking statements in which we discuss factors that we believe may affect our performance in the future.
Forward-looking statements are all statements other than historical facts, such as statements regarding discoveries at Eugene
Island 193, Main Pass 86/97 and Eugene Island 97; future oil and gas exploration drilling, development and production activities; future oil and gas production flow rates and revenues; the sale of the sulphur transportation and logistics assets; and the pursuit of alternative use for Main Pass. Important factors that might cause future results to differ from these projections include drilling risks, the market value of oil and gas, uncertainties in interpreting engineering data, industry risk and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.




                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   -----------------------------
                                       C. Donald Whitmire, Jr.
                                   Vice President & Controller -
                                        Financial Reporting
                                     (authorized signatory and
                                    Principal Accounting Officer)

Date:  January 3, 2001